Exhibit 10.3

BRUCE R. LEDESMA

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Agreement amends and restates the employment agreement entered into as of November 1, 2005 (the “Effective Date”) by and between PowerLight Corporation, a California corporation (the “Company”) and Bruce R. Ledesma (“Executive”) to reflect the proposed acquisition of the Company by SunPower Corporation, a Delaware corporation (“SunPower”) and merger (the “Merger”) of the Company with and into Pluto Acquisition Corporation LLC, a Delaware LLC (“PowerLight LLC”) pursuant to the Agreement and Plan of Merger dated November 15, 2006 among the Company, SunPower, PowerLight LLC and Thomas L. Dinwoodie as Shareholders’ Representative. This Agreement as amended and restated shall be effective as of one business day following the date the Merger is consummated (the “Amendment Date”), and if the Merger does not occur such amendments shall be without effect. After the Amendment Date, all references to the Company shall be to PowerLight LLC.

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Amendment Date, Executive will serve as Executive Vice President, General Counsel of the Company, a subsidiary of SunPower. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Chief Executive Officer of the Company (the “Supervisor”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. Without Executive’s prior consent, Executive will not be required to devote a substantial portion of his efforts to SunPower or its subsidiaries (other than the Company), whether in a capacity such as General Counsel of SunPower or otherwise. Executive acknowledges that the performance of his duties may require reasonable business travel. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Supervisor (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Supervisor, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company.

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2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that, notwithstanding the term described in Section 3, this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment. Upon the termination of Executive’s employment with the Company for any reason, in addition to the severance compensation provided elsewhere in this Agreement, Executive will be entitled to payment of all accrued but unpaid vacation, expense reimbursements, and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements. Executive agrees to resign from all positions that he holds with the Company (other than his position, if any, as a member of the Board of Directors of SunPower (the “Board”)) immediately following the termination of his employment if the Supervisor so requests.

3. Term of Agreement. This Agreement will have an initial term of three years commencing on the Effective Date. On the third anniversary of the Effective Date, and on each three-year anniversary thereafter, this Agreement automatically will renew for an additional three-year term unless the Company provides Executive with notice of non-renewal at least 120 days prior to the date of automatic renewal.

4. Compensation.

(a) Base Salary. Commencing as of the date when the Company implements its Company-wide salary increases for 2007, the Company will pay Executive an initial monthly salary of $18,750 as compensation for his services (the “Base Salary”). The Base Salary will not be subject to further increase as a result of SunPower’s separate implementation of its own company-wide salary increases for 2007. The Base Salary will be paid periodically in accordance with SunPower’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review, and adjustments will be made based upon SunPower’s standard practices.

(b) Annual Bonus. Executive shall be eligible to participate in SunPower’s Key Employee Bonus Plan (“KEBP”). Executive’s target bonus will be determined from time to time by the Supervisor in accordance with the KEBP (“Target Bonus”); provided, however, that Executive’s initial Target Bonus shall be 50% of the Base Salary. The actual bonus paid may be higher or lower than the Target Bonus for over- or under-achievement of goals as determined by the Supervisor. Executive’s annual bonus, if any, will be payable each quarter and/or year upon completion of a performance review by the Supervisor.

(c) Equity Compensation. Executive shall be granted shares of SunPower stock in accordance with Section 4.13(a) and Schedule 4.13 of the Merger Agreement, the transfer restrictions for which shall lapse in equal annual installments over four years from the Amendment Date in accordance with the terms of the restricted stock agreements relating thereto. Executive may be entitled to participate in SunPower’s equity incentive programs, as determined from time to time by the Board and/or its compensation committee (including being considered in connection with SunPower’s annual evergreen equity incentive granting program commencing in 2007).

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5. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all SunPower employee benefit plans, policies, and arrangements that are applicable to other senior executives of SunPower, as such plans, policies, and arrangements may exist from time to time.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with SunPower’s expense reimbursement and other policies as in effect from time to time.

7. Severance.

(a) Termination Without Cause or Resignation for Good Reason . If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, subject to Section 8, Executive will receive: (i) a lump-sum payment equal to Executive’s monthly Base Salary in effect immediately prior to the date of Executive’s employment termination (“Termination Date”) multiplied by the Section 7(a) Multiple, (ii) in the event the Termination Date following a completed fiscal year for which Executive’s annual bonus relating to such prior completed fiscal year has not been paid as of the Termination Date, a lump-sum payment equal to the actual bonus that would have been paid for such completed fiscal year (iii) a lump-sum payment equal to Executive’s Target Bonus in effect immediately prior to the Termination Date divided by twelve (12) and multiplied by the number of whole calendar months between the commencement of the then current fiscal year and the Termination Date, and (iv) Company-paid coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for a number of months equal to the Section 7(a) Multiple, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law). As used herein, the “Section 7(a) Multiple” means six (6) plus the number of continuous full years of Executive’s employment with the Company, up to a maximum of twelve (12).

(b) Voluntary Termination without Good Reason; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will be paid all expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements.

(c) Termination due to Death or Disability. If Executive’s employment terminates by reason of death or disability, then (i) Executive will be entitled to the payments described in Section 7(a)(ii) and (iii) above, (ii) all provisions regarding forfeiture, restrictions on transfer, and the Company’s or SunPower’s (as applicable) rights of repurchase, in each case otherwise applicable to shares of restricted stock held by such Executive pursuant to the Equity

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Restriction Agreement between Executive and the Company, dated of even date herewith, shall lapse as of the effective date of such termination (iii) Executive will be entitled to receive other benefits only in accordance with the Company’s then applicable plans, policies, and arrangements, and (iv) Executive’s outstanding equity awards will terminate if and to the extent provided under the applicable award agreement(s). For purpose of this Section 7(c) only, the term disability shall refer to Executive’s failure to perform the essential functions of Executive’s position for a period of six (6) months, with or without reasonable accommodation, due to a disability, which, in the opinion of a qualified physician, is reasonably likely to be continuous or permanent for the remainder of Executive’s life.

(d) Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Executive is entitled to receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be so reduced.

(e) Timing of Payments. If, as of the Termination Date, Executive is a “specified employee” within the meaning of Treasury Regulation §1.409A, as determined by SunPower’s legal counsel, the lump-sum payments specified in Sections 7(a) and 7(b) (and the amounts still due under Section 9(b))shall be paid on the first business day on or after the six-month anniversary of the Termination Date, or, if earlier, on notification of Executive’s death.

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. Such agreement will provide (among other things) the provisions of Section 8(c). No severance will be paid or provided until the separation agreement and release agreement becomes effective.

(b) Nonsolicitation. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7, Executive agrees that, during the one (1) year period following the Termination Date, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will (i) not solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company or SunPower (the “No-Inducement”), and (ii) not solicit business from any of the Company’s or SunPower’s substantial customers and users (the “No-Solicit”). If Executive breaches the No-Inducement or the No-Solicit, in addition to any other rights or remedies available to the Company and SunPower, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 7 and/or Section 9(a) will cease immediately.

(c) Nondisparagement. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7, Executive agrees to refrain from any disparagement, criticism, defamation, slander of the Company or SunPower, its directors, its executive officers, or its employees, or tortious interference with the contracts and relationships of the Company or SunPower. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

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(d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9. Acceleration of Vesting Upon Change of Control.

(a) If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 8, (x) all of such Executive’s unvested options granted from and after the date the Merger is consummated will become fully vested and exercisable as of the date of such termination of employment and remain exercisable for the time period otherwise applicable to such options following such termination of employment pursuant to the applicable option plan and option agreement and (y) all provisions regarding forfeiture, restrictions on transfer, and the Company’s or SunPower’s (as applicable) rights of repurchase, in each case otherwise applicable to shares of restricted stock held by such Executive and granted from and after the date the Merger is consummated, shall lapse as of the effective date of such termination of employment.

(b) Section 280G Limitation. If any payment or benefit Executive would receive pursuant to Section 7 and/or Section 9(a), but determined without regard to any additional payment required under this Section 9(b), (collectively, the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive’s benefits under this Agreement shall be either: (1) delivered in full, or (2) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

(c) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change of Control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(d) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and

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Executive within thirty (30) calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

10. Definitions.

(a) Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that SunPower sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with (or reimburse for) coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment; provided, however, that the Company may reduce coverage under the Benefit Plans if such reduction is applicable to all other senior executives of SunPower and its subsidiaries. Subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide (or reimburse for) coverage under any Benefit Plan by instead providing (or reimbursing for) coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.

(b) Cause. For purposes of this Agreement, “Cause” means (i) acts or omissions constituting gross negligence or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company, (ii) Executive’s (A) felony conviction of, or felony plea of nolo contendere for, fraud, misappropriation or embezzlement, or a felony crime of moral turpitude, or (B) conviction of fraud, misappropriation or embezzlement,, (iii) Executive’s violation or breach of any fiduciary duty, or (iv) Executive’s violation or breach of any contractual duty to the Company which duty is material to the performance of the Executive’s duties or results in material damage to the Company or its business; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to Executive describing the nature of such event and Executive will thereafter have thirty (30) days to cure such event.

(c) Change of Control. For purposes of this Agreement, “Change of Control” means (i) a sale of all or substantially all of the Company’s or SunPower’s assets, (ii) any merger, consolidation, or other business combination transaction of the Company or SunPower with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company or SunPower outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company or SunPower (or the respective surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or

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exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company or SunPower, (iv) a contested election of directors, as a result of which or in connection with which the persons who were directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of the Company or SunPower. Notwithstanding anything to the contrary in the foregoing, any pro rata distribution (or retirement and pro rata issuance) of shares of SunPower stock held by SunPower’s corporate parent, Cypress Semiconductor, Inc. (“Cypress”) to the existing public shareholders of Cypress (in proportion to their shareholdings of Cypress) shall not constitute a Change of Control.

(d) Disability. For purposes of this Agreement, Disability shall have the same defined meaning as in the Company’s long-term disability plan.

(e) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express prior written consent: (i) a material reduction in Executive’s position (other than as a result of a change of the Company from a subsidiary to a division of SunPower) or duties after the Amendment Date, (ii) a material breach of this Agreement, which the Company has not cured within thirty (30) days after receipt of written notice of such breach from Executive, (iii) a reduction in Executive’s Base Salary and Target Bonus excluding a reduction that is applied to substantially all of the Company’s and SunPower’s other senior executives; provided, however, that for purposes of this clause (iii) whether a reduction in Target Bonus has occurred shall be determined without any regard to any actual bonus payments made to Executive, (iv) a material reduction in the aggregate level of benefits made available to Executive other than a reduction that also is applied to substantially all of the Company’s and SunPower’s other senior executives, or (v) a relocation of Executive’s primary place of business for the performance of his duties to the Company to a location that is more than thirty-five (35) miles from the Company’s current business location in Berkeley, California.

(f) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment terminates during the period beginning three (3) months prior to a Change of Control and ending eighteen (18) months following a Change of Control.

11. Indemnification and Insurance. Executive will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Articles of Incorporation, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

12. Confidential Information. Executive acknowledges that the Employee Proprietary Information and Inventions Agreement between Executive and the Company (the “Confidential Information Agreement”) will continue in effect. During the Employment Term, Executive agrees to execute any updated versions of the Company’s form of Confidential Information Agreement (any such updated version also referred to as the “Confidential Information Agreement”) as may be required of substantially all of the Company’s executive officers.

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13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chief Executive Officer

SunPower Corporation

3939 North First Street

San Jose, CA 95134

If to Executive, at the last known residential address on file with the Company.

15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Alameda County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Code of Civil Procedure. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidentiality Information Agreement.

17. Integration and Existing Agreement. All of the Company’s and Executive’s respective rights and obligations under the original Agreement dated as of the Effective Date shall continue in effect and survive the amendments made herein with respect to all periods and

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events occurring through the date the Merger is consummated. This Agreement as amended and restated, together with the Confidential Information Agreement and Executive’s equity award agreements, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, except as provided for in the preceding sentence. In the event of any conflict between this Agreement and the Confidential Information Agreement or Executive’s equity award agreements, this Agreement shall prevail. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto. Notwithstanding the preceding sentence, both the Company and Executive agree to amend this Agreement with respect to the timing of payments if the Board determines that an amendment is necessary to prevent the imposition of additional tax liability under Section 409A of the Internal Revenue Code of 1986, as amended.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Survival. The Confidential Information Agreement, and the Company’s and Executive’s responsibilities under Sections 6, 7, 8, 9, 10, 11, 14, 15, 16, 17, 19 and 22 will survive the termination of this Agreement.

20. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

23. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of November 15, 2006.

COMPANY:		EXECUTIVE:

PowerLight LLC

By:	SunPower Corporation, its sole member

By:	/s/ Emmanuel T. Hernandez	/s/ Bruce R. Ledesma
Name:	Emmanuel T. Hernandez	Bruce R. Ledesma
Its:	Chief Financial Officer